UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CASELLA WASTE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP JCP SINGLE-ASSET PARTNERSHIP, LP JCP INVESTMENT PARTNERS, LP JCP INVESTMENT HOLDINGS, LLC JCP INVESTMENT MANAGEMENT, LLC JAMES C. PAPPAS BRETT W. FRAZIER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP Investment Management”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying GOLD proxy card to be used to solicit votes for the election of JCP Investment Management’s slate of two highly-qualified director nominees to the Board of Directors of Casella Waste Systems, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On October 5, 2015, the following article was posted to VTDigger.org:

DISSIDENT INVESTORS SEEK TO OUST CASELLA’S CHIEF EXECUTIVE

A top-five shareholder in Casella Waste Systems wants to oust the company’s chief executive officer, claiming that John and Doug Casella have used the publicly traded company to benefit their private company to the detriment of shareholders.

James C. Pappas of JCP Investment Management in Houston owns 5.8 percent of shares in Casella Waste Systems Inc., which trades on NASDAQ as CWST. He says the Rutland-based waste management company that went public in 1998 has been poorly run and should be put under new leadership.

Pappas, 34, and JCP Investment Management have started a website called FixCasella.com as part of a shareholder proxy campaign, urging shareholders to oust two members of the current board. The voting is currently open, and results will be announced at the Nov. 6 annual shareholders’ meeting at the Mountain Top Inn in Chittenden.

In a presentation released on the website, JCP Investment Management alleges that Casella Waste Management routinely makes prime-rate loans to members of its board of directors, including $1 million to a former chief operating officer, despite paying high interest rates on its own debt.

John Casella’s family started the Rutland-based Casella Waste Systems in 1975. The company expanded through the Northeast and went public in 1998, now serving about two dozen states. The waste management company remains legally separate from Casella Construction, a privately held company in Mendon.

Over the past 10 years, JCP Investment Management alleges that the publicly traded Casella Waste Systems, whose chair and vice chair are brothers John and Doug Casella, respectively, has also paid $80 million to the privately held Casella Construction in Mendon, also owned by the brothers.

JCP Investment Management called the transactions “expensive” and alleged a “clear conflict” in the relationship between the two companies.

“We wonder how the best interests of the public interests (shareholders) are adequately protected when the Casella brothers siphon this large amount to their affiliated entity?” the company wrote Sept. 10. “For context, the $80 million in construction over the course of a decade represents a third of the market (capitalization) of the company.”

A spokesperson for Casella Waste Systems declined to comment on the allegations when reached Monday.

The Casella brothers own about 6 percent of Casella Waste Systems. Their “Class B” shares are super-sized, meaning their 6 percent ownership gives them more than 20 percent voting power in the company.

“One of the things I think is very important to shareholders is just having really sound corporate governance,” Pappas said in an interview Monday. “Sound corporate governance usually does not include related party transactions.”

TIMELINE OF THE CASELLA PROXY FIGHT

The proxy fight started as early as April 28, when JCP nominated Brett Frazier, Joseph Swinbank and James Pappas as alternatives to the board against the company’s slate of John Casella, William Hulligan and James O’Connor.

On May 29, in a letter to shareholders, JCP wrote that the existing board of directors was not responding to its calls for change. The letter said the investment firm was contacted by “multiple potential strategic acquirers of Casella” who could easily buy the company.

On July 7, Casella Waste Systems appointed O’Connor as a member of its board of directors and set the annual shareholders meeting for Nov. 6 in Chittenden. That brought the number of available seats down from three members to two. On Sept. 1, the board appointed William Hulligan to the board.

On Sept. 10, JCP Investment Management gave its presentation outlining concerns about corporate governance and sent a second letter to the board of directors, calling it “astonishing” that John Casella maintained his seat as CEO and chairman while the stock price fell from $18 per share in 1997 to about $6 per share today.

“From his position as a Chairman and, together with his brother … John Casella has ensured his position with the Company and jeopardized the Board’s primary responsibility of holding management accountable,” the letter said. “Casella’s rule over the Company has been at the expense of the public shareholders who have suffered and continue to suffer significant losses during his tenure.”

On Sept. 28, Casella Waste Systems released a letter to shareholders defending John Casella and other board members and outlining steps the company is taking toward long-term fixes, and posted it on a website, CasellaShareholders.com. The letter urged shareholders to back the company’s board candidates.

On Oct. 1, Casella Waste Systems released an additional letter to shareholders saying that the company was on an upward trajectory and that JCP Investment Management’s proposed board members lack experience to run the company.

“Given the significant progress and momentum we have achieved, we question the judgment and logic of JCP Investment Management, LLC in forcing upon Casella a costly and distracting proxy contest to replace highly qualified, experienced and valued members of your Board of Directors,” the letter said.

On the same day, JCP Investment Management announced it had created FixCasella.com to support its ouster movement. Shareholders can continue to cast proxy votes — gold to oust John Casella and white to keep him — until the Nov. 6 meeting.

“I would say their corporate governance sort of rating in my mind, and in most shareholders’ mind, is very low,” Pappas said in a Monday interview. “Just on an operations basis, they perform poorly for many, many years.”

In June 2014, market analysts for TheStreet called Casella Waste Systems stock a “sell,” citing “generally high debt management risk, disappointing return on equity and poor profit margins.” In August 2014, Barron’s downgraded Casella Waste Systems stock from “outperform” to “neutral.”

Pappas said he would not have pushed for the proxy fight if he didn’t think he could win. He declined to say how other shareholders are reacting to his proposals.

Source: VTDigger.org.  VTDigger.org is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.